Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (this “Agreement”) dated and effective April 28, 2025 (except as otherwise expressly provided below)(the “Effective Date”), is by and between 180 Life sciences Corp., a Delaware corporation (“180”), Elray Resources, Inc. (“Elray”), and Luxor Capital, LLC (“Luxor”), each a “Party” and collectively the “Parties.”

W   I  T  N  E  S  S  E  T  H:

WHEREAS, on September 29, 2024, 180 entered into an Asset Purchase Agreement with Elray (the “Purchase Agreement”), which closed on September 30, 2024. Pursuant to the Purchase Agreement, Elray sold 180 source code and intellectual property relating to an online blockchain casino (the “Purchased Assets”) in consideration for 1,000,000 shares of then newly designated Series B Convertible Preferred Stock of 180 (the “Series B Preferred Stock”) and warrants to purchase 3,000,000 shares of common stock of 180 (the “Warrants” and the shares of common stock issuable upon exercise thereof, the “Warrant Shares”);

WHEREAS, on March 26, 2025, Elray converted all 1,000,000 outstanding shares of Series B Convertible Preferred Stock of 180 into 1,318,000 shares of common stock (the “Conversion Shares”);

WHEREAS, 180 and Luxor have been in active negotiations regarding the acquisition or creation of a user interface (“UI”) / front end and all source code relating to an online casino;

WHEREAS, 180 has also been in active negotiations with Pink Bear Media Limited (“Pink Bear”) regarding the purchase of certain specified assets;

WHEREAS, the Chief Executive Officer of Elray is Anthony Brian Goodman, who is also the owner and control person of Luxor, and the control person of Elray due to his ownership of 100% of the outstanding Series B Preferred Stock of Elray; and

WHEREAS, 180 desires to purchase the Conversion Shares from Elray and obtain a release from Elray and Luxor, as well as indemnification from Luxor related to any claim brought by Pink Bear against 180.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, the receipt, adequacy and sufficiency of which is hereby acknowledged and confessed, it is hereby agreed as set forth below.

180, Elray and Luxor

Settlement and Mutual Release Agreement

CERTAIN CAPITALIZED TERMS USED BELOW ARE DEFINED IN SECTION 8 BELOW.

1. Settlement Payments; Acquisition of Conversion Shares; and Voting Support Agreement.

1.1 In full and complete payment for the acquisition of the Conversion Shares by 180, and termination of negotiations with Luxor and any and all obligations owed by 180 to Elray or Luxor (other than the Warrants), and the Elray Release and Luxor Release (each as defined below), 180 agrees to pay an aggregate of $1 million to Elray and Luxor (the “Settlement Amount”), with (a) $350,000 payable within five Business Days of execution of this Agreement, which amount shall be paid to Elray (the “Elray Payment”); and (b) 20% of all capital raised by 180 from a Qualified Financing after the date this Agreement is executed by the Parties being paid to Luxor, until Luxor has received $650,000 in aggregate (the “Luxor Payments”), with such payments payable within three Business Days of 180’s receipt of such funds (the “Offering Proceeds”).

1.2 In the event that any amount of the Luxor Payments remain outstanding on the one year anniversary of the Effective Date of this Agreement, 180 shall pay such outstanding amount to Luxor within five (5) Business Days of such one year anniversary.

1.3 Concurrently with the Parties entry into this Agreement, Elray shall deliver to The Loev Law Firm, PC, 180’s outside corporate counsel, five blank stock powers (the “Stock Powers”), with instructions to cancel the Conversion Shares at the request of 180. The Stock Powers shall be held in escrow. From time to time, at the option of 180, 180 may obtain the release of a Stock Power or Stock Powers and request its transfer agent cancel a portion of the Conversion Shares equal to the Conversion Share Percentage. At such time as the Settlement Amount has been paid in full, the Stock Powers shall be released from escrow and 180 shall instruct its transfer agent to cancel all the remaining Conversion Shares (the “Final Cancellation Date”).

1.4 Elray hereby pledges and affirms that, in the event of any shareholder vote prior to the Final Cancellation Date, Elray will support management, and vote in favor of any proposal which the Board of Directors of 180 recommends be approved by the shareholders of 180. Such obligation will be reflected in a Voting Agreement to be executed contemporaneously by Elray with this Agreement, the entry into which is a required and integral term of this Agreement.

1.5 Any payment required to be made to Luxor or Elray under this Section 1, which is not timely paid, shall accrue interest at 5% per annum, from the date of non-payment, until the date paid in full.

180, Elray and Luxor

Settlement and Mutual Release Agreement

2. Release.

2.1 Effective on the Effective Date,

(i)  in consideration for the Elray Release, Luxor Release, Luxor Indemnification and the return and cancellation of the Conversion Shares by Elray, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by 180, 180 and its subsidiaries (each a “180 Releasing Party”), on behalf of such 180 Releasing Party and each of their Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby release, acquit and forever discharge Elray, Luxor, and each of their current, past and future Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns (each as applicable, the “Elray and Luxor Released Parties”) from all Claims arising from or relating to, or associated with all prior negotiations and agreements between 180 and Elray or 180 and Luxor, and/or otherwise, and any other Claims whatsoever that any 180 Releasing Party has against any Elray and Luxor Released Party as of the date of this Agreement, except for Claims relating to the failure of any Elray and Luxor Released Party to comply with the terms of this Agreement and except for the Confidentiality Requirements (the “180 Release”);

(ii)  in consideration for the 180 Release as to Elray and the Elray Payment, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Elray, Elray and its subsidiaries (each an “Elray Releasing Party”), on behalf of such Elray Releasing Party and each of their Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby release, acquit and forever discharge 180 and its current, past and future Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, subsidiaries, attorneys, affiliates, agents, and assigns (each as applicable, the “180 Released Parties” and together with the Elray and Luxor Released Parties, the “Released Parties”) from all Claims arising from or relating to, or associated with all prior negotiations and agreements between 180 and Elray, and/or otherwise, and any other Claims whatsoever that any Elray Releasing Party has against any 180 Released Parties as of the date of this Agreement, except for Claims relating to the failure of 180 to comply with the terms of this Agreement and except for the Confidentiality Requirements (the “Elray Release”); and

(iii)  in consideration for the 180 Release as to Luxor and the Luxor Payments, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Luxor, and its subsidiaries (each a “Luxor Releasing Party”, and together with each 180 Releasing Party and Luxor Releasing Party, the “Releasing Parties”), on behalf of such Luxor Releasing Party and each of their Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, subsidiaries, attorneys, affiliates, agents, and assigns, hereby release, acquit and forever discharge the 180 Released Parties from all Claims arising from or relating to, or associated with all prior negotiations and agreements between 180 and Luxor, and/or otherwise, and any other Claims whatsoever that any Luxor Releasing Party has against any 180 Released Parties as of the date of this Agreement, except for Claims relating to the failure of 180 to comply with the terms of this Agreement and except for the Confidentiality Requirements (the “Luxor Release”, and together with the 180 Release and the Elray Release, the “Releases”).

180, Elray and Luxor

Settlement and Mutual Release Agreement

2.2 The Releasing Parties acknowledge that there is a risk that, after execution of this Agreement, they may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon, or are related to, any facts underlying the releases set forth above in Section 2.1 (collectively the “Released Claims”), which had they been known or more fully understood, may have affected the Releasing Parties’ decisions to execute the Agreement as it currently is written. Each Releasing Party knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Agreement and the general releases set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the Releasing Parties, by entering into this Agreement, to settle and release fully, finally and forever all Released Claims and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Released Claims. In furtherance of the Releasing Parties’ intention, the releases given within this Agreement shall be and remain in effect as full and complete releases and discharges of the Released Claims and of any related matters notwithstanding the discovery by any Releasing Party of the existence of any additional or different claims or the facts relative to any such claims.

2.3 In furtherance of the Releases, each of the Releasing Parties shall be deemed to have waived and relinquished, and do hereby expressly waive and relinquish to the fullest extent permitted by law, any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, including without limitation, Delaware and California, or principle of common law, which governs or limits a person’s release of unknown claims, including without limitation, California Civil Code Section 1542, and any other law or principle which is similar, comparable or equivalent. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.’’

Each of the Parties warrants and represents that they understand the effect and import of the provisions of California Civil Code Section 1542 and/or that they have been fully explained to them.

2.4 The Releasing Parties are not aware of any claims not being released herein against them.

180, Elray and Luxor

Settlement and Mutual Release Agreement

3. Covenant Not to Sue.

3.1 Subject to the excepted matters set forth herein (including, but not limited to the Confidentiality Requirements), the Releasing Parties agree that they will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity or otherwise, against the Released Parties, as applicable, in any way arising out of or relating to the Released Claims.

3.2 The Releasing Parties each acknowledge and agree that monetary damages alone are inadequate to compensate the other Party (or their assigns) for injury caused or threatened by a breach of this “Covenant Not to Sue” and that preliminary and permanent injunctive relief restraining and prohibiting the prosecution of any action or proceeding brought or instituted in violation of this Covenant Not to Sue is a necessary and appropriate remedy in the event of such a breach. Nothing contained in this Section, however, shall be interpreted or construed to prohibit or in any way to limit the right of a non-breaching Released Party or of any of its assigns to obtain, in addition to injunctive relief, an award of monetary damages against any person or entity breaching this Covenant Not to Sue and Agreement.

3.3 Notwithstanding the foregoing, any action or proceeding brought for breach of or to interpret or enforce the terms of this Agreement is excepted from each of the Covenants Not to Sue set forth above.

3.4 The Releasing Parties understand, acknowledge and agree that the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, claim, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases. Similarly, the Releasing Parties agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered relating to the subject matter discussed above, shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

180, Elray and Luxor

Settlement and Mutual Release Agreement

4. Indemnification and Hold Harmless.

4.1 In connection with various negotiations and discussions between 180 and Pink Bear, Luxor agrees to fully defend, hold harmless and indemnify 180 and/or its predecessors, successors, assigns, subsidiaries, officers, directors, agents, assigns and Affiliates (collectively, the “180 Indemnified Parties”) against any and all Claims made by Pink Bear against such 180 Indemnified Parties and/or Losses incurred by such 180 Indemnified Parties as a result of Pink Bear Claims (collectively, the “Luxor Indemnification”).

4.2 In the event that any Person not party to this Agreement shall make any demand or claim or file or threaten to file or continue any lawsuit, arbitration or similar proceeding against any 180 Indemnified Parties, which demand, claim or lawsuit may result in a Loss covered by the Luxor Indemnification, the indemnified party shall give written notice to Luxor (“Notice”) promptly upon becoming aware of such matter. In such event, within twenty (20) days after receipt of Notice, Luxor shall have the right, at its sole cost and expense, to assume full control of the defense thereof and to hire counsel reasonably satisfactory to the indemnified party to defend any Claim (however, the failure to give Notice shall not relieve Luxor of its obligations hereunder unless, and only to the extent that, such failure caused any Loss with respect thereto to be greater than it would have been had prompt notice been given). Thereafter, 180 Indemnified Party may participate in such defense at its sole cost and expense. If both Luxor and the 180 Indemnified Party are named and/or impleaded parties in any such proceeding and Luxor proposes that the same counsel represent both parties and such representation by the same counsel would be inappropriate due to actual or potential differing interests, then the 180 Indemnified Party shall have the right to retain its own counsel at the cost and expense of Luxor. In the event that Luxor fails to respond within twenty (20) days after receipt of the Notice of any such Claim, then 180 Indemnified Party may retain counsel and conduct the defense of such Claim, as it may in its sole discretion deem proper, at the sole cost and defense of Luxor.

4.3  Notwithstanding anything to the contrary herein, if Luxor is obligated to indemnify a 180 Indemnified Party under this Section 4 and after demand to Luxor for payment thereof has gone unpaid for five Business Days, 180 may, in addition to any other rights that 180 has under this Agreement, in equity or at law, reduce amounts payable to the Luxor by the amount of indemnification required to be paid by Luxor pursuant to this Section 4.

180, Elray and Luxor

Settlement and Mutual Release Agreement

5. Representations and Warranties of Elray.

5.1 Prior to the Final Cancellation Date, Elray agrees it shall not, and shall not permit anyone else to, (i) sell, transfer, encumber, pledge, assign or otherwise dispose of any of the Conversion Shares, (ii) deposit the Conversion Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Conversion Shares or grant any proxy or power of attorney with respect thereto, except as contemplated by this Agreement and the Voting Agreement, or (iii) enter into any contract, option or other legally binding undertaking providing for any transaction provided in (i) or (ii) hereof (each a “Transfer”). Any Transfer not in accordance with this Section 5.1 shall be deemed to constitute a Transfer by Elray in violation of this Agreement, shall be void ab initio, and 180 shall not recognize any such Transfer.

5.2 Elray has received or has had full access to all the information Elray considers necessary or appropriate to make an informed investment decision with respect to the Conversion Shares to be acquired by 180 hereunder. Elray has had an opportunity to ask questions and receive answers from 180 regarding 180 and the Conversion Shares, and all such questions, if any, have been satisfactorily answered as of the date of this Agreement.

5.3 Without limiting or reducing in any way Section 5.2, above, Elray acknowledges that it (A) is aware of, has received and had an opportunity to review (x) 180’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (“SEC”) on March 31, 2025 (the “Annual Report”); and (y) 180’s current reports on Form 8-K and Quarterly Reports on Form 10-Q (if any) from January 1, 2025, to the date of this Agreement (which filings can be accessed by going to https://www.sec.gov/edgar/searchedgar/companysearch.html, typing “180 Life Sciences” in the “Name, ticker symbol, or CIK” field, and clicking the “Submit” button), in each case (x) through (y), including, but not limited to, the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of 180; and (B) is not relying on any oral representation of 180 or any other person, nor any written representation or assurance from 180; in connection with Elray’s entry into this Agreement.

5.4 Elray has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the terms of this Agreement. Elray understands that the Conversion Shares may increase in value after the date of this Agreement, and Elray will not receive any value from any increase in value associated therewith.

180, Elray and Luxor

Settlement and Mutual Release Agreement

5.5 Elray is the sole record and beneficial owner of the Conversion Shares and has good and marketable title to all of the Conversion Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. Elray has sole managerial and dispositive authority with respect to the Conversion Shares and has not granted any person a proxy or option to buy the Conversion Shares that has not expired or been validly withdrawn. The sale and delivery of the Conversion Shares to 180 pursuant to this Agreement will vest in 180 the legal and valid title to the Conversion Shares acquired by 180 hereunder, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever, except for those associated with the restricted nature of the securities.

5.6 Elray acknowledges that it is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including securities such as the Conversion Shares, and further acknowledges that 180 is entering into this Agreement with Elray in reliance on this acknowledgment and with Elray’s understanding, acknowledgment and agreement that 180 is privy to material non-public information regarding 180 (collectively, the “Non-Public Information”), which Non- Public Information may be material to a reasonable investor, such as Elray, when making investment disposition decisions, including the decision to enter into this Agreement, and Elray’s decision to enter into the Agreement is being made with full recognition and acknowledgment that 180 is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Elray. Elray hereby waives any claim, or potential claim, it has or may have against 180 relating to 180’s possession of Non-Public Information. Elray has specifically requested that 180 not provide it with any Non-Public Information. Elray understands and acknowledges that 180 would not enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to 180 in entering into this Agreement.

5.7 The breakdown between the Elray Payment and the Luxor Payments are fair and reasonable and have been approved by, and confirmed as fair and reasonable by, the Directors of Elray.

6. Mutual Representations, Covenants and Warranties.

6.1 Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

6.1.1 Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

6.1.2 The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any of such Party’s Governing Documents, or any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected;

180, Elray and Luxor

Settlement and Mutual Release Agreement

6.1.3 The terms of this Agreement have been approved by the Directors of each Party hereto; and

6.1.4 Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of the Directors of such entity.

7. Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

7.1 “Affiliate” means (x) any Person directly or indirectly controlling, controlled by or under common control with another Person, (y) any manager, director, officer, partner or employee of a Person, or (z) any spouse, spousal equivalent or other cohabitant occupying a relationship generally equivalent to that of a spouse, father, mother, brother, sister or descendant of a Person; a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

7.2 “Binding Agreement Date” means the date that this Agreement has been signed by all Parties hereto and that a signed copy hereof has been delivered to each of the Parties hereto.

7.3 “Business Day” means a day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in California are authorized or required to be closed for business.

7.4 “Claim” means any actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, claims and demands, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, which such applicable party ever had or now has, upon or by reason of any manner, cause, causes or thing whatsoever, arising from the beginning of time to the date of this Agreement, in law or equity and all rights, obligations, claims, demands, whether in contract, tort, or state and/or federal law.

7.5 “Conversion Share Percentage” means a percentage equal to (a) the total of the Settlement Amount paid by 180 as of the date of determination, divided by (b) the total Settlement Amount due pursuant to the terms of this Agreement.

180, Elray and Luxor

Settlement and Mutual Release Agreement

7.6 “Directors” means the (i) Board of Directors of a corporation; (ii) the Managers of a limited liability company, if manager managed and the Members of a limited liability company, if member managed; or (iii) the General Partner of a partnership, as applicable, or in each case similar management personnel of the applicable entity, which are authorized to govern the entity and have authority to approve and adopt, among other things, this Agreement and the terms and conditions hereof.

7.7 “Governing Documents” of an entity shall mean the (i) articles or certificate of incorporation or association, certificate of formation, articles of organization or certificate of limited partnership or similar instrument under which an entity is formed; and (ii) the other documents or agreements, including bylaws, partnership agreements of partnerships, operating agreements of limited liability companies, or similar documents, adopted by the entity to govern the formation and internal affairs of the entity.

7.8 “Loss” means all losses, damages, liabilities (including, without limitation, tax liabilities), claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, lost work hours (at regular billing rates) and other out-of-pocket costs and expenses and lost time.

7.9 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, or unincorporated entity.

7.10 “Qualified Financing” means any equity or debt funding raised by 180 after the Effective Date.

8. No Prior Assignments. The Parties hereto represent that each has not assigned, in whole or in part, any claim, demand and/or causes of action against any other Party, or their Affiliates, agents, officers, directors, servants, representatives, successors, employees, attorneys, or assigns to any person or entity prior to such Party’s execution of this Agreement.

180, Elray and Luxor

Settlement and Mutual Release Agreement

9. No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived.

10. No Admission of Liability. Each Party acknowledges and agrees that this Agreement is a compromise and neither this Agreement, nor any consideration provided pursuant to this Agreement, shall be taken or construed to be an admission or concession by either Party of any kind with respect to any fact, liability, or fault except as may be expressly set forth herein.

11. Fees and Expenses. Each of the Parties shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

12. Binding Effect. This Agreement shall not be binding on any Party unless and until it is executed by, and delivered to, all Parties, and upon such execution and delivery, shall be binding on and inure to the benefit of each of the Parties and their respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

13. Choice of Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without giving effect to its choice of law principles. Any actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state or federal courts located in Delaware, and those such courts are convenient forums. Each Party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

14. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

15. Binding Effect. This Agreement shall not be binding on any Party unless and until it is executed by all Parties, and upon such execution shall be binding on and inure to the benefit of each of the Parties and their respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

180, Elray and Luxor

Settlement and Mutual Release Agreement

16. Modification. This Agreement may be modified only by a writing signed by the Party against whom enforcement of the modification is sought.

17. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties in connection with the subject matter hereof.

18. Severability. Every provision of this Agreement is intended to be severable. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19. Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule, Appendix and Exhibit, as applicable, are references to Articles, Sections, Schedules, Appendixes and Exhibits in this Agreement unless otherwise specified and any such Schedules, Appendixes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

180, Elray and Luxor

Settlement and Mutual Release Agreement

20. Review of Agreement; Voluntarily Entering Into Agreement. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

21. Confidentiality. 180, Elray, and Luxor confirm that each Party has disclosed confidential and proprietary information to the other (such disclosing party, the “Disclosing Party” and such receiving party, the “Receiving Party”) relating to such Disclosing Party’s business, including, but not limited to ideas, prospects, business transactions, concepts, strategies, corporate and financing structures, data, spreadsheets, summaries, reports, drawings, charts, specifications, forms, materials, or agreements (collectively, “Confidential Information”). Each Receiving Party agrees not to divulge any such Confidential Information to any third party, except as may be required or requested to be disclosed by order of a court, administrative agency or governmental body or self-regulatory organization, or by any rule, law or regulation, or by subpoena or any other legal or administrative process, or as requested by any regulator or self-regulatory organization, provided in such case the Receiving Party provides the Disclosing Party notice of such disclosure. Notwithstanding the foregoing, the Parties agree that Confidential Information shall not include information which (a) was known by a Receiving Party prior to its disclosure by the Disclosing Party and is not subject to other confidentiality obligation, (b) is or becomes publicly known through no breach of this Agreement, (c) is received from a third party without a breach of any confidentiality obligation known to the Receiving Party, (d) is independently developed by the Receiving Party or (e) is disclosed with the Disclosing Party’s prior written consent. The obligations set forth in this Section 21 shall be defined herein as the “Confidentiality Requirements”, and such Confidentiality Requirements shall survive the consummation of the transactions contemplated by this Agreement and continue to bind the Parties in perpetuity. Nothing herein shall prohibit 180, to the extent its management, with consultation with outside counsel believe such disclosure is necessary or required pursuant to applicable Securities and Exchange Commission rules, requests or interpretations, to disclose this Agreement and/or the terms and conditions hereof publicly.

22. Execution. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page(s) follows.]

180, Elray and Luxor

Settlement and Mutual Release Agreement

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Agreement on the date set forth above, to be effective as of the Effective Date, except as otherwise provided above.

(“180”)

180 Life Sciences Corp.

By:	/s/ Blair Jordan

Its:	Chief Executive Officer

Printed Name:	Blair Jordan

(“Elray”)

Elray Resources, Inc.

By:	/s/ Anthony Brian Goodman

Its:	CEO

Printed Name:	Anthony Brian Goodman

(“Luxor”)

Luxor Capital, LLC

By:	/s/ Anthony Brian Goodman

Its:	Managing Member

Printed Name:	Anthony Brian Goodman

180, Elray and Luxor

Settlement and Mutual Release Agreement